[THE LEBRECHT GROUP, APLC LETTERHEAD]



                                 April 16, 2002


E-Rex,  Inc.
11645  Biscayne  Boulevard,  Suite  210
Miami,  FL  33180

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for E-Rex, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 6,800,000 shares of Company common stock issuable to employees, consultants and legal counsel of the Company, plus an additional 5,000,000 shares of common stock to be acquired upon exercise of warrants issued to consultants of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April 17, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                         Sincerely,

                         /s/  The  Lebrecht  Group,  APLC

                         The  Lebrecht  Group,  APLC